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                                                                     EXHIBIT 5.1


                              February 12, 2001

Global Crossing Ltd.
Wessex House
45 Reid Street
Hamilton HM12, Bermuda

Ladies and Gentlemen:

          We have acted as counsel to Global Crossing Ltd., a company organized under the laws of Bermuda (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of deferred compensation obligations (the "Obligations"). The Obligations will be issued pursuant to The Global Crossing Supplemental Retirement Savings Plan (the "Plan").

          We have examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

          We have further assumed, with your consent and without independent investigation or inquiry, that (i) the Company was duly organized and is validly existing under the laws of Bermuda, (ii) the Company has the power and authority to execute the Plan and to take all actions contemplated to be taken by it thereunder, including the issuance of the Obligations, (iii) prior to the issuance of the Obligations, the Company will have duly authorized and executed the Plan in accordance with its organizational documents and the laws of Bermuda, (iv) neither the Plan nor any action contemplated to be taken by the Company under the Plan,
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including the issuance of the Obligations, will violate the laws of Bermuda or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and (v) neither the Plan nor any action contemplated to be taken by the Company under the Plan, including the issuance of the Obligations, will constitute a breach or violation of any agreement or instrument which is binding upon the Company.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, when the Obligations have been duly issued in accordance with the terms of the Plan, the Obligations will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              /s/ Simpson Thacher & Bartlett

                              SIMPSON THACHER & BARTLETT